Exhibit 99.1

Gladstone Land Corporation Announces Election of

George “Chip” Stelljes, III as Director

MCLEAN, VA, June 2, 2026 – Gladstone Land Corporation (Nasdaq: LAND) (the “Company”) announced that George “Chip” Stelljes, III has been elected to the 2028 class of directors for the Company, effective June 1, 2026. Mr. Stelljes has also been appointed to serve on the Company’s Compensation Committee, Ethics, Nominating & Corporate Governance Committee and Valuation Committee. In connection with Mr. Stelljes’ appointment, the size of the Company’s board of directors has been expanded from seven to eight directors. Mr. Stelljes was selected to serve as a director due to his more than twenty-five years of experience in the investment analysis, management, and advisory industries.

“We are excited to strengthen our board with the appointment of Chip Stelljes,” said David Gladstone, CEO of the Company and Chairman of its board of directors. “His prior service with the Gladstone companies and his deep experience in private equity fund investment will be a valuable asset to the Company as we continue to grow.”

Mr. Stelljes is currently the managing partner of St. John’s Capital, LLC, a vehicle used to make private equity investments. From 2001 to 2013, Mr. Stelljes held various senior positions with the Gladstone Companies, including serving as the chief investment officer, president and a director of Gladstone Capital Corporation, Gladstone Investment Corporation, Gladstone Commercial Corporation, and Gladstone Management Corporation. Prior to his service at the Gladstone companies, for 23 years, Mr. Stelljes served in a variety of roles at multiple private equity and venture capital funds, including Patriot Capital, Camden Partners, and Columbia Capital as well as Allied Capital.

Mr. Stelljes is currently the chairman of the board of directors of Equalize Community Development Fund, a closed-end investment company that operates as an interval fund and an independent director of Oxford Square Capital Corporation, a publicly-traded, closed-end management investment company. He is also a former board member and regional president of the National Association of Small Business Investment Companies. Mr. Stelljes holds an MBA from the University of Virginia and a BA in Economics from Vanderbilt University

About Gladstone Land Corporation:

Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that owns farmland and farm-related properties located in major agricultural markets in the U.S. The Company currently owns 144 farms, comprised of approximately 99,000 acres in 14 different states and nearly 56,000 acre-feet (or over 18.1 billion gallons) of water assets in California. Gladstone Land’s farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, blueberries, figs, olives, pistachios, and wine grapes, which are generally planted every 20-plus years and harvested annually. Gladstone Land pays monthly distributions to its stockholders and has paid 159 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is $0.0467 per month, or $0.5604 per year. Additional information, including detailed information about each of the Company’s farms, can be found at www.GladstoneLand.com.

Owners or brokers who have farmland for sale in the U.S. or those looking to buy farms should contact:

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com;

•	Midwestern U.S. and Mid-Atlantic U.S. – Joey Van Wingerden at (703) 287-5914 or Joe.V@GladstoneLand.com; or

•	Southeastern U.S. – Brett Smith at (904) 687-5284 or Brett.S@GladstoneLand.com.

Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@Gladstone.com.

For stockholder information on Gladstone Land, call (703) 287-5893. For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.

About the Gladstone Companies:

Information on the business activities of all the Gladstone family of funds can be found at www.gladstonecompanies.com.

CONTACT: For further information: Gladstone Land Corporation, (703) 287-5893